Exhibit 99.1

For Immediate Release	Contact: Tim McIntyre, Executive Vice President, Communication, Investor Relations and Legislative Affairs (734) 930-3563

Domino’s Pizza® Announces Third Quarter 2018 Financial Results

Global retail sales growth of 8.3%

Domestic same store sales growth of 6.3%

International same store sales growth of 3.3%

Global net store growth of 232

Diluted EPS of $1.95, an increase of 65.3% over the prior year quarter

ANN ARBOR, Michigan, October 16, 2018: Domino’s Pizza, Inc. (NYSE: DPZ), the largest pizza company in the world based on global retail sales, announced results for the third quarter of fiscal 2018, comprised of strong growth in same store sales, global store counts and earnings per share. Domestic same store sales grew 6.3% during the quarter versus the year-ago period, continuing the positive sales momentum in the Company’s domestic business. The international division also posted positive results, with same store sales growth of 3.3% during the quarter. The third quarter marked the 99th consecutive quarter of positive international same store sales growth and the 30th consecutive quarter of positive domestic same store sales growth. The Company also had third quarter global net store growth of 232 stores, comprised of 173 net new international stores and 59 net new domestic stores. Global retail sales increased 8.3%, or 10.4% without the negative impact of changes in foreign currency exchange rates. Diluted EPS was $1.95 for the third quarter, which was up 65.3% over the Company’s diluted EPS in the prior year quarter.

During the third quarter of 2018, the Company repurchased 397,490 shares of its common stock pursuant to its Board of Directors approved open market share repurchase program for approximately $109.1 million.

In addition to the $0.55 quarterly dividend paid on June 29, 2018, the Company’s Board of Directors also declared a $0.55 per share quarterly dividend for shareholders of record as of September 14, 2018, which was paid on September 28, 2018. Additionally, on October 11, 2018, the Board of Directors declared a $0.55 per share quarterly dividend for shareholders of record as of December 14, 2018, to be paid on December 28, 2018.

“I continue to be proud of our great franchisees and operators around the world. In particular, our U.S. business once again executed at extremely high levels in the third quarter. Our global business, driven by strong retail sales growth and franchisee economics that outperformed the industry, continued its strong momentum,” said Ritch Allison, Domino’s Chief Executive Officer.

Third Quarter 2018 Highlights:

(dollars in millions, except per share data)	Third Quarter of 2018	Third Quarter of 2017	Three Fiscal Quarters of 2018	Three Fiscal Quarters of 2017
Net income	$84.1	$56.4	$250.3	$184.6
Weighted average diluted shares	43,067,191	47,715,788	43,675,627	49,066,610
Diluted earnings per share, as reported	$1.95	$1.18	$5.73	$3.76
Items affecting comparability (1)	—	0.08	0.07	0.08

Diluted earnings per share, as adjusted (1)	$1.95	$1.27	$5.80	$3.84

(1)

Refer to the Financial Results Comparability section on pages three and four for additional details. Diluted earnings per share, as adjusted figures may not sum to the total due to the rounding of each individual calculation. See also the Comments on Regulation G section on page five.

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Domino’s Pizza: Q3 2018 Earnings Release, Page Two

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Revenues increased $142.3 million, or 22.1%, in the third quarter of 2018. The Company adopted Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”) in the first quarter of 2018. This resulted in the recognition of $82.5 million in domestic franchise advertising revenues during the third quarter of 2018 related to contributions from domestic franchisees to Domino’s National Advertising Fund Inc. (“DNAF”), the Company’s consolidated not-for-profit advertising fund. In 2017, under accounting standards in effect at that time, the Company had presented these contributions net with the related disbursements in its consolidated statement of income. Refer to the “Adoption of New Accounting Guidance” section on page three for additional information related to the adoption of this accounting standard. The remaining increase in revenues was due primarily to higher supply chain volumes resulting from order and store count growth. Higher domestic franchise revenues, domestic Company-owned store and international franchise revenues resulting from higher retail sales also contributed to the increase.

•

Net Income increased $27.7 million, or 49.2%, in the third quarter of 2018. This increase was driven by higher global royalty revenues and higher supply chain volumes. Additionally, the sale of 12 domestic Company-owned stores to a franchisee in the third quarter of 2018 resulted in a pre-tax gain on sale recorded in general and administrative expenses of $5.9 million. A lower tax rate resulting from regulations under the Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”) and higher excess tax benefits from equity-based compensation as compared to the prior year also positively impacted net income in the third quarter through a reduction in the provision for income taxes.

•

Diluted EPS was $1.95 for the third quarter versus $1.18 in the prior year quarter. This represents a $0.77 or 65.3% increase over the prior year quarter. Diluted EPS was $1.95 for the third quarter versus diluted EPS, as adjusted, of $1.27 in the prior year quarter, which represents a $0.68 or 53.5% increase over the prior year quarter. These increases were driven by higher net income, as well as lower diluted share count, primarily as a result of the share repurchases made during the trailing four quarters. (See the Financial Results Comparability section on pages three and four and the Comments on Regulation G section on page five.)

The table below outlines certain statistical measures utilized by the Company to analyze its performance. Refer to the Comments on Regulation G section on page five for additional details.

	Third Quarter of 2018	Third Quarter of 2017
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+ 4.9%	+ 8.4%
Domestic franchise stores	+ 6.4%	+ 8.4%

Domestic stores	+ 6.3%	+ 8.4%

International stores (excluding foreign currency impact)	+ 3.3%	+ 5.1%

Global retail sales growth: (versus prior year period)
Domestic stores	+ 11.0%	+ 12.0%
International stores	+ 5.7%	+ 16.8%

Total	+ 8.3%	+ 14.5%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+ 11.0%	+ 12.0%
International stores	+ 9.9%	+ 16.3%

Total	+ 10.4%	+ 14.2%

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Domino’s Pizza: Q3 2018 Earnings Release, Page Three

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at June 17, 2018	396	5,296	5,692	9,430	15,122
Openings	2	59	61	192	253
Closings	—	(2)	(2)	(19)	(21)
Transfers	(12)	12	—	—	—

Store count at September 9, 2018	386	5,365	5,751	9,603	15,354

Third quarter 2018 net change	(10)	69	59	173	232

Trailing four quarters net change	(13)	273	260	660	920

Conference Call Information

The Company will file its quarterly report on Form 10-Q this morning. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its third quarter fiscal 2018 financial results. The call can be accessed by dialing (888) 400-9978 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call (conference ID: 7798488). The call will also be webcast at biz.dominos.com. The webcast will also be archived for one year on biz.dominos.com.

Adoption of New Accounting Guidance

The Company adopted ASC 606 during the first quarter of 2018. ASC 606 requires a gross presentation on the consolidated statement of income for franchisee contributions received by and related expenses of DNAF, the Company’s consolidated not-for-profit advertising fund. Under prior accounting guidance, the Company had presented the restricted assets and liabilities of DNAF in its consolidated balance sheets and had determined that it acted as an agent for accounting purposes with regard to franchise store contributions and disbursements. As a result, the Company historically presented the activities of DNAF net in its consolidated statement of income and consolidated statement of cash flows. Under the requirements of ASC 606, the Company determined that there are not performance obligations associated with the franchise advertising contributions received by DNAF that are separate from its domestic royalty payment stream, and as a result, these franchise contributions and the related expenses are presented gross in the Company’s consolidated statement of income and consolidated statement of cash flows. While this change materially impacted the gross amount of reported franchise revenues and expenses, the impact is generally expected to be an offsetting increase to both revenues and expenses such that the impact on income from operations and net income is not expected to be material. Refer to the Company’s Form 10-Q for the fiscal quarter ended September 9, 2018 for additional information regarding the adoption of ASC 606.

The Company also adopted ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”) during the first quarter of 2018, which requires that restricted cash and cash equivalents be included as components of total cash and cash equivalents as presented on the statement of cash flows. The Company historically presented changes in restricted cash and cash equivalents in the investing section of its consolidated statement of cash flows. This new guidance did not impact the Company’s financial results, but did result in a change in the presentation of restricted cash and restricted cash equivalents within the consolidated statement of cash flows. Refer to the Company’s Form 10-Q for the fiscal quarter ended September 9, 2018 for additional information regarding the adoption of ASU 2016-18.

Financial Results Comparability

Financial results for the Company are significantly affected by changes in our capital structure, our effective tax rate and the adoption of new accounting guidance. Our recapitalization transactions have resulted in higher net interest expense due primarily to higher net debt levels, as well as the amortization of debt issuance costs associated with the repayment of certain of the Company’s notes. Additionally, repurchases and retirements of the Company’s common stock have reduced our weighted average diluted shares outstanding. A lower statutory tax rate due to the enactment of the 2017 Tax Act has resulted in a reduction in our provision for income taxes in 2018. Finally, the adoption of ASC 606 materially impacted the gross amount of reported domestic franchise advertising revenues and expenses. Domestic franchise advertising revenues do not have a cost of sales component, so changes in revenues have a disproportionate effect on the Company’s operating margin.

In addition to the above factors impacting comparability, the table below presents certain other items that affect comparability between 2018 and 2017 financial results. Management believes that including such information is critical to an understanding of the Company’s financial results for the third quarter of 2018 and the three fiscal quarters of 2018 as compared to the same periods in 2017 (See the Comments on Regulation G section on page five for additional details).

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Domino’s Pizza: Q3 2018 Earnings Release, Page Four

	Third Quarter			Three Fiscal Quarters
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2018 items affecting comparability:
Recapitalization expenses:
General and administrative expenses (1)	$—	$—	$—	$(532)	$(411)	$(0.01)
Interest expense (2)	—	—	—	(142)	(110)	(0.00)
Debt issuance cost write-off (4)	—	—	—	(3,164)	(2,446)	(0.06)

Total of 2018 items	$—	$—	$—	$(3,838)	$(2,967)	$(0.07)

	Third Quarter			Three Fiscal Quarters
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2017 items affecting comparability:
Recapitalization expenses:
General and administrative expenses (1)	$(622)	$(389)	$(0.01)	$(622)	$(389)	$(0.01)
Interest expense (3)	(264)	(165)	(0.00)	(264)	(165)	(0.00)
Debt issuance cost write-off (5)	(5,521)	(3,450)	(0.07)	(5,521)	(3,450)	(0.07)

Total of 2017 items	$(6,407)	$(4,004)	$(0.08)	$(6,407)	$(4,004)	$(0.08)

(1)	Represents legal, professional and administrative fees incurred in connection with the Company’s 2018 and 2017 recapitalization transactions.
(2)

Represents interest expense the Company incurred on its 2015 five-year fixed rate notes subsequent to the closing of the 2018 recapitalization transaction, but prior to the repayment of the 2015 five-year fixed rate notes, resulting in the payment of interest on both the 2015 five-year fixed rate notes and the 2018 fixed rate notes for a short period of time.

(3)

Represents interest expense the Company incurred on its 2012 fixed rate notes subsequent to the closing of the 2017 recapitalization transaction, but prior to the repayment of the 2012 fixed rate notes, resulting in the payment of interest on both the 2012 fixed rate notes and the 2017 fixed and floating rate notes for a short period of time.

(4)	Represents the write-off of debt issuance costs related to the extinguishment of the 2015 five-year fixed rate notes in connection with the Company’s 2018 recapitalization transaction.
(5)	Represents the write-off of debt issuance costs related to the extinguishment of the 2012 fixed rate notes in connection with the Company’s 2017 recapitalization transaction.

Share Repurchases

During the third quarter of 2018, the Company repurchased and retired 397,490 shares of its common stock under its Board of Directors-approved open market share repurchase program for approximately $109.1 million, or an average price of $274.53. Subsequent to the third quarter and through October 11, 2018, the Company repurchased and retired an additional 36,671 shares of common stock for a total of approximately $10.0 million, or an average price of $273.01 per share. As of September 9, 2018, the end of the third quarter, the Company’s total remaining authorized amount for share repurchases was approximately $320.8 million.

Liquidity

As of September 9, 2018, the Company had approximately:

•	$84.6 million of unrestricted cash and cash equivalents;

•	$3.47 billion in total debt; and

•	$128.3 million of available borrowings under its $175.0 million variable funding notes, net of letters of credit issued of $46.7 million.

The Company invested $65.1 million in capital expenditures during the three fiscal quarters of 2018, versus $38.9 million during the three fiscal quarters of 2017. Free cash flow, as reconciled below to net cash provided by operating activities, as determined under accounting principles generally accepted in the United States of America (“GAAP”), was approximately $197.4 million in the three fiscal quarters of 2018.

(in thousands)	Three Fiscal Quarters of 2018
Net cash provided by operating activities	$262,519
Capital expenditures	(65,074)

Free cash flow	$197,445

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Domino’s Pizza: Q3 2018 Earnings Release, Page Five

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G, including free cash flow metrics and measures related to items affecting comparability between fiscal quarters and other fiscal periods. The Company has also included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties and advertising fees that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, supply chain revenues are directly impacted by changes in franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” which is calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS, adjusted for the items that affect comparability to the prior year periods discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company believes that the Diluted EPS, as adjusted, measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. The Company uses Diluted EPS, as adjusted, to internally evaluate operating performance, to evaluate itself against its peers and in long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

The Company uses “Free cash flow,” which is calculated as cash flows from operations less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock, paying dividends or other similar uses of cash.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world based on global retail sales, with a significant business in both delivery and carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of over 15,300 stores in over 85 markets. Domino’s had global retail sales of over $12.2 billion in 2017, with more than $5.9 billion in the U.S. and more than $6.3 billion internationally. In the third quarter of 2018, Domino’s had global retail sales of nearly $3.1 billion, with over $1.5 billion in the U.S. and nearly $1.6 billion internationally. Its system is comprised of independent franchise owners who accounted for over 97% of Domino’s stores as of the third quarter of 2018. Emphasis on technology innovation helped Domino’s achieve more than half of all global retail sales in 2017 from digital channels, primarily online ordering and mobile applications. In the U.S., Domino’s generates over 60% of sales via digital channels and has produced several innovative ordering platforms, including Google Home, Facebook Messenger, Apple Watch, Amazon Echo, Twitter and text message using a pizza emoji. In late 2017, Domino’s began an industry-first test of self-driving vehicle delivery with Ford Motor Company — and in April 2018, launched Domino’s HotSpots™, featuring over 200,000 non-traditional delivery locations including parks, beaches, local landmarks and other unique gathering spots.

Order — dominos.com

AnyWare Ordering — anyware.dominos.com

Company Info — biz.dominos.com

Twitter — twitter.com/dominos

Facebook — facebook.com/dominos

Instagram — instagram.com/dominos

YouTube — youtube.com/dominos

Please visit our Investor Relations website at biz.dominos.com to view news, announcements, earnings releases and conference webcasts.

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Domino’s Pizza: Q3 2018 Earnings Release, Page Six

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains various forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. You can identify forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “should,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “predicts,” “projects,” “seeks,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. These forward-looking statements address various matters including information concerning future results of operations and business strategy, our anticipated profitability, estimates in same store sales growth, the growth of our domestic and international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. While we believe these expectations and projections are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including but not limited to: our substantial increased indebtedness as a result of our recapitalization transactions and our ability to incur additional indebtedness or refinance that indebtedness in the future; our future financial performance and our ability to pay principal and interest on our indebtedness; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand, including our ability to compete domestically and internationally in our intensely competitive industry; new product, digital ordering and concept developments by us, and other food-industry competitors; our ability to maintain good relationships with our franchisees and their ongoing level of profitability; our ability to successfully implement cost-saving strategies; our ability and that of our franchisees to successfully operate in the current and future credit environment; changes in the level of consumer spending given general economic conditions, including interest rates, energy prices and consumer confidence; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in operating expenses resulting from changes in prices of food (particularly cheese), fuel and other commodity costs, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns, severe weather conditions and natural disasters may have on our business and the economies of the countries where we operate; changes in foreign currency exchange rates; our ability to retain or replace our executive officers and other key members of management and our ability to adequately staff our stores and supply chain centers with qualified personnel; our ability to find and/or retain suitable real estate for our stores and supply chain centers; changes in government legislation and regulations, including changes in our effective tax rate; adverse legal judgments or settlements; food-borne illness or contamination of products; data breaches or other cyber risks; the effect of war, terrorism or catastrophic events; our ability to pay dividends and repurchase shares; changes in consumer preferences, spending and traffic patterns and demographic trends; changes in accounting policies; and adequacy of our insurance coverage. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. All forward-looking statements speak only as of the date of this press release and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, or other applicable law, we will not undertake, and specifically disclaim, any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this press release, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

TABLES TO FOLLOW

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Domino’s Pizza: Q3 2018 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarters Ended
(In thousands, except per share data)	September 9, 2018	% of Total Revenues	September 10, 2017	% of Total Revenues
Revenues:
Domestic Company-owned stores	$118,540		$112,905
Domestic franchise royalties and fees	89,427		80,244
Supply chain	445,096		402,143
International franchise royalties and fees	50,424		48,350
Domestic franchise advertising	82,478		—

Total revenues	785,965	100.0%	643,642	100.0%

Cost of sales:
Domestic Company-owned stores	92,998		86,814
Supply chain	397,688		358,350

Total cost of sales	490,686	62.4%	445,164	69.2%

Operating margin	295,279	37.6%	198,478	30.8%

General and administrative	80,369	10.2%	81,398	12.6%
Domestic franchise advertising	82,478	10.6%	—	—%

Income from operations	132,432	16.8%	117,080	18.2%
Interest expense, net	(33,184)	(4.2)%	(32,529)	(5.1)%

Income before provision for income taxes	99,248	12.6%	84,551	13.1%
Provision for income taxes	15,153	1.9%	28,183	4.3%

Net income	$84,095	10.7%	$56,368	8.8%

Earnings per share:
Common stock — diluted	$1.95		$1.18
Dividends declared per share	$0.55		$0.46

Domino’s Pizza: Q3 2018 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Fiscal Quarters Ended
(In thousands, except per share data)	September 9, 2018	% of Total Revenues	September 10, 2017	% of Total Revenues
Revenues:
Domestic Company-owned stores	$358,521		$338,880
Domestic franchise royalties and fees	266,335		242,548
Supply chain	1,326,076		1,180,800
International franchise royalties and fees	154,182		134,242
Domestic franchise advertising	245,618		—

Total revenues	2,350,732	100.0%	1,896,470	100.0%

Cost of sales:
Domestic Company-owned stores	278,012		263,038
Supply chain	1,183,996		1,048,293

Total cost of sales	1,462,008	62.2%	1,311,331	69.2%

Operating margin	888,724	37.8%	585,139	30.8%

General and administrative	251,053	10.7%	239,158	12.6%
Domestic franchise advertising	245,618	10.4%	—	—%

Income from operations	392,053	16.7%	345,981	18.2%
Interest expense, net	(97,938)	(4.2)%	(82,384)	(4.3)%

Income before provision for income taxes	294,115	12.5%	263,597	13.9%
Provision for income taxes	43,785	1.9%	79,019	4.2%

Net income	$250,330	10.6%	$184,578	9.7%

Earnings per share:
Common stock — diluted	$5.73		$3.76
Dividends declared per share	$1.65		$1.38

Domino’s Pizza: Q3 2018 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	September 9, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$84,600	$35,768
Restricted cash and cash equivalents	168,170	191,762
Accounts receivable, net	170,244	173,677
Advertising fund assets, restricted	118,833	120,223
Inventories	41,420	39,961
Prepaid expenses and other	22,382	18,389

Total current assets	605,649	579,780
Property, plant and equipment, net	206,999	169,586
Other assets	99,466	87,387

Total assets	$912,114	$836,753

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$35,847	$32,324
Accounts payable	87,509	106,894
Advertising fund liabilities	112,222	120,223
Other accrued liabilities	140,853	138,844

Total current liabilities	376,431	398,285
Long-term liabilities:
Long-term debt, less current portion	3,437,632	3,121,490
Other accrued liabilities	71,809	52,362

Total long-term liabilities	3,509,441	3,173,852
Total stockholders’ deficit	(2,973,758)	(2,735,384)

Total liabilities and stockholders’ deficit	$912,114	$836,753

Domino’s Pizza: Q3 2018 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Fiscal Quarters Ended
(In thousands)	September 9, 2018	September 10, 2017
Cash flows from operating activities:
Net income	$250,330	$184,578
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,770	30,054
(Gain) loss on sale/disposal of assets	(5,187)	648
Amortization of debt issuance costs	6,581	9,424
Provision for deferred income taxes	1,737	5,680
Non-cash compensation expense	15,660	14,271
Excess tax benefits from equity-based compensation	(22,722)	(20,430)
Other	356	234
Changes in operating assets and liabilities	(25,580)	(2,321)
Changes in advertising fund assets and liabilities, restricted	5,574	5,961

Net cash provided by operating activities	262,519	228,099

Cash flows from investing activities:
Capital expenditures	(65,074)	(38,897)
Proceeds from sale of assets	8,213	31
Maturities of advertising fund investments, restricted	44,007	—
Purchases of advertising fund investments, restricted	(50,152)	—
Other	(2,357)	296

Net cash used in investing activities	(65,363)	(38,570)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	905,000	1,900,000
Repayments of long-term debt and capital lease obligations	(595,067)	(920,093)
Proceeds from exercise of stock options	8,967	4,014
Purchases of common stock	(429,190)	(1,012,721)
Tax payments for restricted stock upon vesting	(6,849)	(9,386)
Payments of common stock dividends and equivalents	(46,720)	(44,630)
Cash paid for financing costs	(8,207)	(16,846)
Other	—	(205)

Net cash used in financing activities	(172,066)	(99,867)

Effect of exchange rate changes on cash	(235)	349

Change in cash and cash equivalents, restricted cash and cash equivalents	24,855	90,011

Cash and cash equivalents, beginning of period	35,768	42,815
Restricted cash and cash equivalents, beginning of period	191,762	126,496
Cash and cash equivalents included in advertising fund assets, restricted, beginning of period	27,316	25,091

Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, beginning of period	254,846	194,402

Cash and cash equivalents, end of period	84,600	61,360
Restricted cash and cash equivalents, end of period	168,170	192,001
Cash and cash equivalents included in advertising fund assets, restricted, end of period	26,931	31,052

Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, end of period	$279,701	$284,413

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